As filed with the Securities and Exchange Commission on July 12, 2000.
                                                     Registration  No. 333-_____
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                            _______________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            _______________________

                        MIDCOAST ENERGY RESOURCES, INC.
            (Exact name of registrant as specified in its charter)

            Texas                                                76-0378638
  (State or Other Jurisdiction                                (I.R.S. Employer
of Incorporation or Organization)                            Identification No.)

                          1100 Louisiana, Suite 2950
                             Houston, Texas 77002
  (Address, including Zip Code, of Registrant's Principal Executive Offices)

                            _______________________

                        MIDCOAST ENERGY RESOURCES, INC.
                         EMPLOYEE STOCK PURCHASE PLAN
                           (Full Title of the Plan)
                            _______________________

      Name, Address and Telephone               Copy of communications to:
      Number of Agent for Service:

            Dan C. Tutcher                             Robert G. Reedy
 President and Chief Executive Officer             Porter & Hedges, L.L.P.
    Midcoast Energy Resources, Inc.               700 Louisiana, Suite 3500
      1100 Louisiana, Suite 2950                  Houston, Texas 77002-2764
         Houston, Texas 77002                       Phone: (713) 226-0600
        Phone: (713) 650-8900                        Fax: (713) 228-1331
         Fax: (713) 650-3232

                                            CALCULATION OF REGISTRATION FEE
==========================================================================================================================
                                                              Proposed Maximum          Proposed
                                            Amount to              Offering         Maximum Aggregate      Amount of
 Title of Securities to be Registered     be Registered(1)    Price per Share(2)    Offering Price(2)    Registration Fee
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share        100,000              $16.3125              $1,631,250           $430.65
==========================================================================================================================

(1) Pursuant to Rule 416(a), also registered hereunder is an indeterminate number of shares of Common Stock issuable as a result of the anti-dilution provision of the Midcoast Energy Resources, Inc. Employee Stock Purchase Plan (the "Plan").

(2) Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low price of the Common Stock on the American Stock Exchange Composite Tape on July 5, 2000, $16.3125 per share. Pursuant to Rule 457(h), the registration fee is calculated with respect to the maximum number of the registrant's securities issuable under the Plan.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

  The following documents we have previously filed with the Securities and Exchange Commission are incorporated into this registration statement by reference:

        .    Annual Report on Form 10-K for the year ended December 31, 1999;

        .    Quarterly Report on Form 10-Q for the period ended March 31, 2000;

        .    Definitive Proxy Statement on Schedule 14A filed on April 14, 2000;
             and

        . The description of our common stock contained in our Form 8-K filed on September 29, 1999, including any amendments or reports filed for the purpose of updating the description.

        All documents we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the filing date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities

        Not Applicable

Item 5. Interests of Named Experts and Counsel

        Not Applicable

Item 6. Indemnification of Officers and Directors

        Our Articles of Incorporation and Bylaws require us to indemnify our directors and officers to the fullest extent permitted under Texas law. Our Articles of Incorporation limit the personal liability of a director to the corporation or its shareholders to damages for: (i) any breach of the director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) an act or omission for which the liability of a director is expressly provided for by an applicable statute, or (iv) any transaction from which the director derived an improper personal benefit.

        Furthermore, pursuant to certain indemnity agreements executed by each current director and executive officer, we must indemnify, defend and hold harmless our directors and officers from and against any loss, liability or claim arising out of or relating to their capacities as such. We have in effect an insurance policy providing directors and officers with indemnification, subject to certain exclusions and to the extent not otherwise indemnified by us, against loss (including expenses incurred in the defense of actions, suits or proceedings in connection therewith) arising from any negligent act, error, omission or breach of duty while acting in their capacity as our directors and officers. The policy also reimburses us for liability incurred in the indemnification of our directors and officers.

        Summary of Texas Law. The following is a summary of the indemnification provisions of Texas law.

        Scope.  A corporation is permitted to provide indemnification or
        -----
advancement of expenses, by a bylaw provision, agreement, security arrangement or otherwise against judgments, penalties, fines, settlements and reasonable expenses actually incurred by an indemnified party in connection with a proceeding. However, if the person is found liable to the corporation, or if the person is found liable on the basis he received an improper personal benefit, indemnification under Texas law is limited to the reimbursement of reasonable expenses, and no indemnification will be available if the person is found liable for willful or intentional misconduct.

        Advancement of Expenses.  Reasonable court costs and attorneys' fees
        -----------------------
incurred by a director who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director of such corporation may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding after the corporation receives (i) a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under Texas law and (ii) a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met those requirements or if indemnification for such expenses is precluded under Texas law.

         Procedure for Indemnification.  Texas law provides that a determination
         -----------------------------
that indemnification is appropriate under Texas law shall be made (i) by a majority vote of a quorum consisting of directors who are not party to the proceeding, (ii) if such a quorum cannot be obtained, by a special committee of the board of directors consisting of at least two directors not party to the proceeding, (iii) by special legal counsel, or (iv) by stockholder vote.

         Mandatory Indemnification.  Under Texas law, indemnification by the
         -------------------------
corporation is mandatory only if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding.

         Insurance.  Texas law allows a corporation to purchase and maintain
         ---------
insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in such a capacity or arising out of his status as such a person whether or not the corporation would have the power to indemnify him against that liability. In addition, a corporation may also establish and maintain arrangements, other than insurance, to protect these individuals, including a trust fund or surety arrangement.

         Standard of Care.  In general, directors are charged with the duty in
         ----------------
their decision-making process and oversight responsibilities to act as would a reasonably prudent person in the conduct of such person's own affairs.

         Stockholder Reports.  Texas law requires a report to the stockholders
         -------------------
upon indemnification or advancement of expenses.

         Limited Liability of Directors.  Texas law permits a corporation to
         ------------------------------
eliminate in its charter all monetary liability of a director to the corporation or its stockholders for conduct in the performance of such director's duties. However, Texas law does not permit any limitation of the liability of a director for: (i) breaching the duty of loyalty to the corporation or its stockholders;
(ii) failing to act in good faith; (iii) engaging in intentional misconduct or a known violation of law; (iv) engaging in a transaction from which the director obtains an improper benefit; or (v) violating applicable statutes which expressly provide for the liability of a director.

Item 7.  Exemption From Registration Claimed

         Not Applicable

Item 8.  Exhibits

   Exhibits                                  Description
   --------                                  -----------

     4.1  --    Midcoast Energy Resources, Inc. Employee Stock Purchase Plan.
                (Incorporated by reference to Exhibit C from the Midcoast
                Definitive 1999 Annual Meeting Proxy on Schedule 14A filed April
                19, 1999).

     4.2  --    Specimen Certificate for Shares of Common Stock, par value $.01 per share. (Incorporated by reference from Midcoast Registration
                Statement on Form SB-2 (No. 333-4643) dated August 8, 1996).

     4.3  --    Representative's Warrants. (Incorporated by reference from
                Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8, 1996).

     4.4  --    Voting Proxy Agreement dated August 5, 1996, by and between
                Midcoast Energy Resources, Inc., Stevens G. Herbst, Kenneth B.
                Holmes, Jr., Rainbow Investments Company and Texas Commerce Bank
                National Association. (Incorporated by reference from Midcoast
                Registration Statement on Form SB-2 (No. 333-4643) dated August
                8, 1996).

     4.5  --    Registration Rights Agreement dated August 5, 1996, by and between Midcoast Energy Resources, Inc. and Stevens G. Herbst.
                (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8, 1996).

     4.6  --    Registration Rights Agreement dated August 5, 1996, by and between Midcoast Energy Resources, Inc. and Kenneth B. Holmes,
                Jr. (Incorporated by reference from Midcoast Registration
                Statement on Form SB-2 (No. 333-4643) dated August 8, 1996).

   Exhibits                                  Description
   --------                                  -----------

     4.7  --    Registration Rights Agreement dated August 5, 1996, by and between Midcoast Energy Resources, Inc. and Rainbow Investments
                Company. (Incorporated by reference from Midcoast Registration
                Statement on Form SB-2 (No. 333-4643) dated August 8, 1996).

     4.8   --   Executive Severance Agreement by and between Midcoast Energy
                Resources, Inc. and Dan Tutcher, dated August 15, 1997.
                (Incorporated by reference from Form 10-K for the year ended
                December 31, 1997 as Exhibit 4.11).

     4.9   --   Executive Severance Agreement by and between Midcoast Energy
                Resources, Inc. and I.J. Berthelot, II, dated August 15, 1997.
                (Incorporated by reference from Form 10-K for the year ended
                December 31, 1997 as Exhibit 4.12).

     4.10  --   Executive Severance Agreement by and between Midcoast Energy
                Resources, Inc. and Richard Robert, dated August 15, 1997.
                (Incorporated by reference from Form 10-K for the year ended
                December 31, 1997 as Exhibit 4.13).

     4.11  --   Executive Severance Agreement by and between Midcoast Energy
                Resources, Inc. and Duane Herbst, dated August 15, 1997.
                (Incorporated by reference from Form 10-K for the year ended
                December 31, 1997 as Exhibit 4.14).

     4.12  --   First Amendment to Voting/Proxy Agreement dated April 29, 1998 by and between Midcoast Energy Resources, Inc. and Steven G.
                Herbst, June Herbst, Kenneth Holmes, Jr., Dorothy C. Holmes and
                Rainbow Investments Company and Chase Bank of Texas.
                (Incorporated by reference from Form 10-Q for the three months ended March 31, 1998 as Exhibit 4.14).

     5.1   --   Opinion of Porter & Hedges, L.L.P. with respect to legality of securities (filed herewith).

    23.1   --   Consent of Hein + Associates LLP (filed herewith).

    23.2   --   Consent of PricewaterhouseCoopers LLP (filed herewith).

    23.3   --   Consent of Porter & Hedges, L.L.P. (included in Exhibit 5).

    24.1   --   Powers of Attorney (included on signature page).


Item 9.  Undertakings

         The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effect amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising out of the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 11, 2000.

                                 MIDCOAST ENERGY RESOURCES, INC.


                                 By:  /s/ DAN C. TUTCHER
                                     -------------------------------------
                                      Dan C. Tutcher, Chairman of the Board,
                                      President and Chief Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dan C. Tutcher and Duane S. Herbert, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on dates indicated.

            Signature                               Title                          Date
            ---------                               -----                          ----
     /s/ DAN C. TUTCHER             Chairman of the Board, President and         July 11, 2000
--------------------------------
         Dan C. Tutcher                  Chief Executive Officer
                                       (Principal Executive Officer)

     /s/ I. J. BERTHELOT, II              Executive Vice President,              July 11, 2000
--------------------------------
         I. J. Berthelot, II        Chief Operating Officer and Director

     /s/ RICHARD A. ROBERT          Chief Financial Officer and Treasurer        July 11, 2000
--------------------------------
         Richard A. Robert                (Principal Financial and
                                             Accounting Officer)

     /s/ TED COLLINS, JR.                         Director                       July 11, 2000
--------------------------------
         Ted Collins, Jr.

     /s/ CURTIS J. DUFOUR, III                    Director                       July 11, 2000
--------------------------------
         Curtis J. Dufour, III

     /s/ RICHARD N. RICHARDS                      Director                       July 11, 2000
----------------------------------
         Richard N. Richards

     /s/ BRUCE M. WITHERS                         Director                       July 11, 2000
----------------------------------
         Bruce M. Withers

                               INDEX TO EXHIBITS

   Exhibits                                Description
   --------                                -----------

     4.1 -- Midcoast Energy Resources, Inc. Employee Stock Purchase Plan. (Incorporated by reference to Exhibit C from the Midcoast Definitive 1999 Annual Meeting Proxy on Schedule 14A filed April 19, 1999).

     4.2 -- Specimen Certificate for Shares of Common Stock, par value $.01 per share. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8, 1996).

     4.3 -- Representative's Warrants. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8, 1996).

     4.4 -- Voting Proxy Agreement dated August 5, 1996, by and between Midcoast Energy Resources, Inc., Stevens G. Herbst, Kenneth B. Holmes, Jr., Rainbow Investments Company and Texas Commerce Bank National Association. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8,
              1996).

     4.5 -- Registration Rights Agreement dated August 5, 1996, by and between Midcoast Energy Resources, Inc. and Stevens G. Herbst. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8, 1996).

     4.6 -- Registration Rights Agreement dated August 5, 1996, by and between Midcoast Energy Resources, Inc. and Kenneth B. Holmes, Jr. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8, 1996).

     4.7 -- Registration Rights Agreement dated August 5, 1996, by and between Midcoast Energy Resources, Inc. and Rainbow Investments Company. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8, 1996).

     4.8 -- Executive Severance Agreement by and between Midcoast Energy Resources, Inc. and Dan Tutcher, dated August 15, 1997. (Incorporated by reference from Form 10-K for the year ended December 31, 1997 as Exhibit 4.11).

     4.9 -- Executive Severance Agreement by and between Midcoast Energy Resources, Inc. and I.J. Berthelot, II, dated August 15, 1997. (Incorporated by reference from Form 10-K for the year ended December 31, 1997 as Exhibit 4.12).

     4.10 -- Executive Severance Agreement by and between Midcoast Energy Resources, Inc. and Richard Robert, dated August 15, 1997. (Incorporated by reference from Form 10-K for the year ended December 31, 1997 as Exhibit 4.13).

     4.11 -- Executive Severance Agreement by and between Midcoast Energy Resources, Inc. and Duane Herbst, dated August 15, 1997. (Incorporated by reference from Form 10-K for the year ended December 31, 1997 as Exhibit 4.14).

     4.12 -- First Amendment to Voting/Proxy Agreement dated April 29, 1998 by and between Midcoast Energy Resources, Inc. and Steven G. Herbst, June Herbst, Kenneth Holmes, Jr., Dorothy C. Holmes and Rainbow Investments Company and Chase Bank of Texas. (Incorporated by reference from Form 10-Q for the three months ended March 31, 1998 as Exhibit 4.14).

     5.1 -- Opinion of Porter & Hedges, L.L.P. with respect to legality of securities (filed herewith).

    23.1  --  Consent of Hein + Associates LLP (filed herewith).

    23.2  --  Consent of PricewaterhouseCoopers LLP (filed herewith).

    23.3  --  Consent of Porter & Hedges, L.L.P. (included in Exhibit 5).

    24.1  --  Powers of Attorney (included on signature page).